UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

October 14, 2015

Date of Report (Date of earliest event reported)

Commission File No. 0-14225

EXAR CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	94-1741481
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

48720 Kato Road, Fremont, CA 94538

(Address of principal executive offices, Zip Code)

(510) 668-7000

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Condition

On October 20, 2015, the Company issued a press release reporting, among other things, preliminary second quarter fiscal year 2016 non-GAAP revenue and non-GAAP earnings per share.  A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The preliminary financial results for the Company’s second quarter of fiscal 2016 represent the most current information available to management. The Company’s actual results may differ from these preliminary results due to the completion of the Company’s financial closing procedures, final adjustments and other developments that may arise between the date of this Form 8-K and the time that financial results for the second quarter of fiscal 2016 are finalized.

The information in this Item 2.02 of this Current Report on Form 8-K and Exhibit 99.1 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 14, 2015, Louis DiNardo and the Exar Corporation’s Board of Directors (the “Board”) mutually agreed to the termination of Mr. DiNardo’s employment as the Chief Executive Officer and President of Exar Corporation (the “Company”) and as a member of the Board.

In connection with the termination of Mr. DiNardo’s employment, the Company entered into a Separation and General Release Agreement with Mr. DiNardo (the “Separation Agreement”). The Separation Agreement provides for Mr. DiNardo to receive $600,000 in cash as severance, paid over twelve months, a lump sum cash payment of $140,000 as a prorated bonus for the current fiscal year, and payment of twelve months of COBRA premiums. In addition, Mr. DiNardo will be entitled to twelve months’ accelerated vesting of his equity awards granted by the Company (subject in the case of performance-based vesting awards to satisfaction of the applicable performance requirements), as well as accelerated vesting of an outstanding award of 33,333 restricted stock units if a change in control of the Company occurs within a specified period following his separation date, and he will have up to twelve months from the date of his resignation to exercise his vested stock options. The Separation Agreement also includes a full and general release by Mr. DiNardo in favor of the Company and Mr. DiNardo’s agreement to certain confidentiality, non-solicitation and non-disparagement obligations. The Agreement will become effective on October 27, 2015, provided that Mr. DiNardo does not revoke it prior to such time pursuant to his right to do so under the terms of the Separation Agreement. The foregoing summary of the Separation Agreement is qualified in its entirety by the provisions of the Separation Agreement, which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

As a result of Mr. DiNardo’s departure, the Board has appointed Mr. Richard L. Leza to serve as the Company’s interim Chief Executive Officer and President, to serve while the Company conducts a search for a permanent replacement for Mr. DiNardo. Mr. Leza will continue to serve as Chairman of the Board following his appointment as interim Chief Executive Officer and President. Biographical and other information regarding Mr. Leza is set forth in the Company’s Proxy Statement for its 2015 Annual Meeting of Stockholders as filed with the Securities and Exchange Commission on July 28, 2015 and such information is hereby incorporated by reference.

During his service as interim Chief Executive Officer and President, Mr. Leza will be paid a salary of $36,500 per month, and will cease to receive the cash compensation paid to members of the Board who are not employed by the Company or any of its subsidiaries. Mr. Leza will also receive a grant of 2,000 fully vested restricted stock units for service during the month of October and upon the conclusion of each month (or partial month) of continued service as interim Chief Executive Officer and President thereafter. Mr. Leza will also continue to vest in his prior equity grants during the period of such service. The Company has entered into a consulting agreement with Mr. Leza reflecting the foregoing terms, which is filed herewith as Exhibit 10.2 and incorporated herein by reference.

The Company issued a press release on October 20, 2015 regarding Mr. DiNardo’s departure and Mr. Leza’s appointment. The press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

The Company issued a press release on October 20, 2015 regarding Mr. DiNardo’s departure and Mr. Leza’s appointment. The press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Separation and Release Agreement between the Company and Louis DiNardo, dated October 19, 2015

10.2	Services Agreement between the Company and Richard L. Leza, dated October 16, 2015

99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXAR CORPORATION
(Registrant)

Date: October 20, 2015	/s/ Ryan A. Benton
Ryan A. Benton
Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)